PRESS RELEASE

Innospec REPORTS FIRST QUARTER FINANCIAL RESULTS

First Quarter Earnings of $0.47 Per Diluted Share vs. $0.05 A Year Ago

Newark, Del. - May 2, 2007 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2007.

Total revenues for the quarter were $145.3 million, a 17% increase from $124.3 million in the corresponding period last year. Net income was $6.0 million, or $0.47 per diluted share, compared with $0.6 million, or $0.05 per diluted share, in last year's first quarter. Included in the results are goodwill impairment and a small restructuring charge, which reduced net income by $4.8 million, or $0.38 per share, in the first quarter of 2007. In addition, a non-cash charge related to the Company's pension plans (under FAS 158) reduced net income by $0.7 million, or $0.06 per share.

In the first quarter of 2006, goodwill impairment and restructuring charges reduced net income by $12.0 million, or $0.93 per share. Results a year ago also benefited from the reversal of a provision for a potential retrospective pricing rebate. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $24.3 million, compared with $24.2 million a year ago. EBITDA is a non-GAAP financial measure that is defined and reconciled with GAAP results in the notes and schedules below.

"Innospec's strong first quarter operating results primarily reflect the continuing momentum in our growth businesses, Fuel Specialties and Performance Chemicals," said Paul Jennings, President and Chief Executive Officer. "Combined revenues in those two segments were up 21% from a year ago, and accounted for 82% of total revenues for the quarter."

Operating income in Fuel Specialties was $14.3 million for the quarter, up 13% from $12.7 million a year ago. The segment's gross margin was 34.8%, down slightly from 36.2% a year ago, primarily due to increased raw material costs. Fuel Specialties' net sales were $85.8 million, a 22% increase. By region, sales rose 41% in the Americas, 6% in Europe, the Middle East and Africa, and 8% in the Asia-Pacific region.

Mr. Jennings commented, "Our U.S. Fuel Specialties business continues to benefit from last year's implementation of 'ultra low sulfur diesel' regulations. While the segment's gross margin was a bit lower, we still expect it to be well within our target range for the full year."

In Performance Chemicals, operating income was $2.6 million, a 44% increase from $1.8 million in last year's first quarter. The gross margin was 21.8%, compared with 19.9% a year ago. Net sales in Performance Chemicals were $34.0 million, a 19% increase.

"This was our third strong quarter in a row in Performance Chemicals, as sales and profitability increased across virtually all of the segment's businesses," said Mr. Jennings. "While a portion of the growth reflects the dollar's decline, volume and pricing have also improved significantly. We remain excited about the opportunities for growth through new products and geographical expansion in our chosen markets within Performance Chemicals."

Reported net sales in the Octane Additives segment were unchanged from a year ago at $25.5 million, and operating income of $7.5 million was down 26%. However, the segment's results for the first quarter of 2006 included $6.6 million in revenues and $4.5 million in operating income from the release of a provision for a potential retrospective pricing rebate. Excluding those amounts, Octane Additives' sales and operating income for the quarter were up significantly, in part reflecting shifts in the timing of shipments. However, the Company continues to expect reduced sales and profits for the full year in this segment, consistent with its longer-term secular downtrend.

Corporate costs for the quarter were $5.0 million, compared with $5.9 million a year ago. The non-cash goodwill impairment charge in Octane Additives was $4.4 million, less than half the $11.3 million charge in last year's first quarter. Restructuring charges in the quarter totaled $0.7 million, compared with $0.9 million a year ago. The Company also incurred a $1.1 million pre-tax charge related to its pension plans, as required under FAS 158.

Innospec's balance sheet remained strong as of March 31, 2007, with net debt of $40.3 million and $226.3 million in stockholders' equity. Cash flow from operations was $9.0 million for the quarter. Cash and cash equivalents totaled $34.7 million at the end of the quarter, down from $101.9 million at year-end, as the Company opted to repay $73.0 million in debt. This is expected to reduce Innospec's net interest expense on an annualized basis.

During the quarter, the Company repurchased an additional 55,000 shares of Innospec stock at a total cost of approximately $3.0 million.

Mr. Jennings concluded, "We are off to an excellent start in 2007, and continue to expect solid performances for the full year from both Fuel Specialties and Performance Chemicals. Our key businesses in both segments are well-positioned to deliver longer-term growth through continued innovation and intensified marketing efforts. We also have the financial flexibility to supplement our organic growth through potential strategic acquisitions. In addition, we will continue to manage the gradual decline in Octane Additives responsibly, and to optimize its cash flows for the benefit of our shareholders."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company. Excluded items include charges for interest, income taxes, amortization, depreciation and impairment of business goodwill. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables contained herein in the appendix to the earnings release dated May 2, 2007. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income in Schedule 2B below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Performance Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents and crop protection chemicals as well as in the plastics, paper, metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, the outcome of the Company's disputes with Ethyl and the impact on the Company's tetra ethyl lead business related thereto, changes in the terms of trading with significant customers or gain or loss thereof, our ability to continue to achieve organic growth in our Fuel Specialties and Performance Chemicals businesses, our ability to successfully integrate any acquisitions in those business segments, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury or other regulatory actions and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Mark Harrop

RF|Binder Partners

+1-212-994-7533

Mark.Harrop@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31

	2007	2006
(millions of dollars except per share data)

Net sales	$145.3	$124.3
Cost of goods sold	(95.6)	(77.8)
Gross profit	49.7	46.5

Selling, general and administrative	(25.1)	(22.1)
Research and development	(3.2)	(2.5)
Restructuring charge	(0.7)	(0.9)
Amortization of intangible assets	(3.1)	(3.1)
Impairment of Octane Additives business goodwill	(4.4)	(11.3)
	(36.5)	(39.9)
Operating income	13.2	6.6
Interest expense (net)	(1.6)	(1.4)
Other net income	0.1	0.1
Income before income taxes	11.7	5.3
Income taxes	(5.7)	(4.7)
Net income	$6.0	$0.6

Earnings per share Basic	$0.50	$0.05
Diluted	$0.47	$0.05

Weighted average shares Basic	11,897	12,329
outstanding in thousands Diluted	12,646	12,866

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended March 31
	2007	2006
(millions of dollars)

Net sales
Fuel Specialties	$85.8	$70.2
Performance Chemicals	34.0	28.6
Octane Additives	25.5	25.5
	145.3	124.3

Gross profit
Fuel Specialties	29.9	25.4
Performance Chemicals	7.4	5.7
Octane Additives	12.4	15.4
	49.7	46.5

Operating income
Fuel Specialties	14.3	12.7
Performance Chemicals	2.6	1.8
Octane Additives	7.5	10.2
FAS 158/87 pension (charge)	(1.1)	-
Corporate costs	(5.0)	(5.9)
	18.3	18.8

Restructuring charge	(0.7)	(0.9)
Impairment of Octane Additives business goodwill	(4.4)	(11.3)
	$13.2	$6.6

Schedule 2B
NON GAAP MEASURES
	Three Months Ended March 31
	2007	2006

Net income	$6.0	$0.6
Interest expense (net)	1.6	1.4
Income taxes	5.7	4.7
Depreciation and amortization	6.6	6.2
Impairment of Octane Additives business goodwill	4.4	11.3
EBITDA	24.3	24.2

Fuel Specialties	15.0	13.4
Performance Chemicals	4.3	3.1
Octane Additives	10.8	13.5
FAS 158/87 pension (charge)	(1.1)	-
Corporate	(4.1)	(5.0)
	24.9	25.0
Restructuring charge	(0.7)	(0.9)
Other net income	0.1	0.1
EBITDA	$24.3	$24.2

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	March 31 2007	December 31 2006
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$34.7	$101.9
Accounts receivable (less allowance	83.7	78.3
of $2.1 and $2.5 respectively)
Inventories	120.5	120.0
Prepaid expenses	3.8	5.1
Total current assets	242.7	305.3

Property, plant and equipment	64.7	66.5
Goodwill - Octane Additives	20.4	24.8
Goodwill - Other	139.1	139.0
Intangible assets	27.1	30.2
Deferred finance costs	1.3	1.6
Deferred income taxes	5.6	1.6
	$500.9	$569.0
Liabilities and Stockholders' Equity
Accounts payable	$55.9	$50.0
Dividend payable	1.1	-
Accrued liabilities	47.8	55.5
Accrued income taxes	5.1	14.7
Short-term borrowings	20.0	15.1
Current portion of plant closure provisions	5.2	5.6
Current portion of unrecognized tax benefits	9.2	-
Current portion of deferred income	1.9	2.0
Total current liabilities	146.2	142.9
Long-term debt, net of current portion	55.0	133.0
Plant closure provisions, net of current portion	22.3	22.2
Unrecognized tax benefits, net of current portion	26.5	-
Pension liability	22.7	22.5
Other liabilities	1.3	22.4
Deferred income, net of current portion	0.5	0.9
Minority interest	0.1	0.1
Total Stockholders' Equity	226.3	225.0
	$500.9	$569.0

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31
	2007	2006
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$6.0	$0.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6.9	6.4
Impairment of Octane Additives business goodwill	4.4	11.3
Deferred income taxes	(0.2)	0.3
Changes in working capital	(5.5)	(34.0)
Income taxes and other current liabilities	(2.3)	12.7
Movement on plant closure provisions	(0.4)	(3.1)
Movement on pension (liability)/prepayment	0.1	(0.8)
Stock option compensation charge	0.5	0.4
Movements on other non-current liabilities	-	(1.0)
Movement on deferred income	(0.5)	(0.5)
Net cash provided/(used in) by operating activities	9.0	(7.7)

Cash Flows from Investing Activities

Capital expenditures	(1.9)	(1.1)
Net cash (used in) investing activities	(1.9)	(1.1)

Cash Flows from Financing Activities

Net (decrease)/increase in borrowings	(73.1)	2.2
Refinancing costs	-	0.1
Issue of treasury stock	0.7	1.0
Repurchase of common stock	(3.0)	(3.1)
Net cash (used in)/provided by financing activities	(75.4)	0.2
Effect of exchange rate changes on cash	1.1	(0.6)
Net change in cash and cash equivalents	(67.2)	(9.2)
Cash and cash equivalents at beginning of period	101.9	68.9
Cash and cash equivalents at end of period	$34.7	$59.7

Amortization of deferred finance costs of $0.3m (2006 - $0.2m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.